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                                                                    EXHIBIT 10.7

                               CREDIT AGREEMENT

    This Credit Agreement (the "Agreement"), dated as of October 27, 1997 is between City National Bank("CNB") and SIGNATURE EYEWEAR, INC., a California Corporation ("Borrower").

1. DEFINITIONS. As used in this Agreement, these terms have the following meanings:

"ACCOUNT" or "ACCOUNTS" mean any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

"AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under common control with, Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

"BUSINESS DAY" means a day that CNB's Head Office is open and conducts a substantial portion of its business.

"CASH FLOW FROM OPERATIONS" will be determined on a consolidated basis for Borrower and the Subsidiaries and means the sum of (a) net income after taxes and before extraordinary items in accordance with GAAP earned over the twelve month period ending on the date of determination, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation expenses during the twelve month period ending on the date of determination.

"CODE" means the California Uniform Commercial Code, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

"COLLATERAL" means the property, if any, securing the Obligations.

"CURRENT ASSETS" will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP excluding, however, loans to stockholders, management or employees, amounts due from Subsidiaries or Affiliates, deferred costs, and other intangible assets.

"CURRENT LIABILITIES" will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP and will include without limitation
(a) all payments on Subordinated Debt required to be made within one (1) year after the date on which the determination is made; and (b) all indebtedness payable to stockholders, Affiliates, Subsidiaries or officers regardless of maturity, unless such indebtedness has been subordinated, on terms satisfactory to CNB, to the Obligations.

"DEBT" means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money; (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services: (d) all capitalized lease obligations of Borrower or any Subsidiary: (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed; (f) all obligations guaranteed by Borrower or any Subsidiary; (g) all obligations of Borrower or any Subsidiary, direct or indirect, for letters of credit; and (h) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on the balance sheet of Borrower or any Subsidiary.

"DEBT SERVICE" means (a) the aggregate amount of Current Maturity of Long Term Debt plus (b) all interest incurred on borrowed money during the twelve month period ending on the date of determination. "Current Maturity of Long Term Debt" means that portion of Borrower's consolidated long term liabilities, determined in accordance with GAAP, which shall, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.

"EUROCURRENCY RESERVE REQUIREMENT" means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called "Eurocurrency Liabilities", including Regulation D (12 CFR 204).

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"GAAP" means generally accepted accounting principles and practices, consistently applied.

"INTEREST PERIOD" means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending one (1), two (2), three (3), or six (6) months thereafter, as selected by the Borrower; provided, however, (a) any Interest Period that would end on a day not a Business Day, will extend to the next Business Day; and (b) no Interest Period may extend beyond the Termination Date.

"INVENTORY" means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

"LETTERS OF CREDIT" means any Commercial Letters of Credit and Standby Letters of Credit issued under this Agreement.

"LIBOR BASE RATE" means the British Banker's Association definition of the London InterBank Offered Rates as made available by Telerate Monitor on Telerate Screen 3750, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan.

"LIBOR INTEREST RATE" means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

                                LIBOR BASE RATE
                      ----------------------------------
                      1-Eurocurrency Reserve Requirement

"LIBOR LOAN" means any Loan tied to the LIBOR Interest Rate.

"LOAN" or "LOANS" means one or more of the Loans extended by CNB to Borrower under Section 2.

"LOAN DOCUMENTS" means, individually and collectively, this Agreement, any Note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to the extension(s) of credit, and any Collateral therefor, which are the subject of this Agreement.

"NOTES" means the Notes referenced in Section 2.

"OBLIGATIONS" means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

"PERSON" means any individual or entity.

"POTENTIAL EVENT OF DEFAULT" means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

"PRIME RATE" means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its "Prime Rate." Any change in the interest rate resulting from a change in the Prime Rate will be effective on the day on which each change in the Prime Rate is announced by CNB.

"QUICK ASSETS" means the sum of cash, plus cash equivalents, plus accounts receivable, plus securities classified as short-term marketable securities according to GAAP, as such items appear on Borrower's consolidated balance sheet, determined in accordance with GAAP.

"SUBORDINATED DEBT" means Debt of Borrower or any Subsidiary, the repayment of which is subordinated to the Obligations on terms satisfactory to CNB.

"SUBSIDIARY" means any corporation, the majority of whose voting shares are at any time owned, directly or indirectly by Borrower and/or by one or more Subsidiaries.

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"TANGIBLE NET WORTH" means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamortized debt discount, Affiliate, employee and officer receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by GAAP to be reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower's consolidated balance sheet, as determined in accordance with GAAP; minus (d) minority interests; and minus (e) deferred income and reserves not otherwise reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

"TERMINATION DATE" means March 31, 2000 unless the Revolving Credit Commitment is renewed for an additional term by CNB giving Borrower prior written notice of such renewal, in which event the Termination Date will mean the renewed maturity date of the Revolving Credit COmmitment set forth in the notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 7.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.

"TOTAL SENIOR LIABILITIES" means, as of any date of determination, the amount of all obligations that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

2.   LOANS.

2.1 REVOLVING CREDIT LOANS. CNB agrees to make loans ("Revolving Credit Loans") to Borrower up to, but not including, the Termination Date, at Borrower's request, up to the amount of Five Million Dollars ($5,000,000.00)(the "Revolving Credit Commitment"). The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Revolving Credit Commitment. All Revolving Credit Loans will be paid by Borrower to CNB on the Termination Date. The Revolving Credit Loans will be evidenced by a promissory note ("Revolving Credit Note") in the form attached hereto as Exhibit "A."

     2.1.1 INTEREST ON REVOLVING CREDIT LOANS.

     Each Revolving Credit Loan will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower's option, either (a) for a LIBOR Revolving Loan, the LIBOR Interest Rate plus two percent (2.0%) per annum, or (b) for a Prime Revolving Loan, the fluctuating Prime Rate per annum. Interest on the Revolving Credit Loans will accrue daily and be payable (a) if a Prime Revolving Loan, monthly, in arrears, on the first (1st) day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, (i) at the same time as interest payments are due on Prime Revolving Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Revolving Loan is converted to a LIBOR Revolving Loan; and (d) at the Termination Date. A Revolving Credit Loan tied to the LIBOR Interest Rate is called a "LIBOR" Revolving Loan", and a Revolving Credit Loan tied to the Prime Rate is called a "Prime Revolving Loan." A Revolving Credit Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.

     2.1.2 PROCEDURE FOR REVOLVING CREDIT LOANS. Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB.

2.2  LIBOR LOAN TERMS AND CONDITIONS

     2.2.1 PROCEDURE FOR LIBOR LOANS. Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period). Borrower's request will be irrevocable, and will be made to CNB, using the "Notice of Borrowing" form attached hereto as Exhibit "B", no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and will specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.


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      2.2.2  AVAILABILITY OF LIBOR LOANS.  Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $500,000.00 Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

      2.2.3 PREPAYMENT OF PRINCIPAL. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied a fee ("LIBOR Prepayment Fee") equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB's calculation of the Libor Prepayment Fee will be conclusive absent manifest error.

      2.2.4 SUSPENSION OF LIBOR LOANS. In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower's right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be.
During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

2.3 LOANS AND PAYMENTS. All payments will be in United States Dollars and in immediately available funds. Interest will be computed on the basis of a 360-day year, actual days elapsed. All payments of principal, interest, fees and other charges on the Loans will be made by charging, and Borrower hereby authorizes CNB to charge, Borrower's demand deposit account at CNB for the amount of each such payment. Borrower must have sufficient collected balances in its demand deposit account with CNB in order that each such payment will be available when due. CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB's books and records, which notations will constitute presumptive evidence of the accuracy of the information noted. Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, believes that the request therefor has been made by authorized persons (whether in fact that is the case), or when the Loan is deposited to the credit of Borrower's account with CNB, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.4 DEFAULT INTEREST RATE. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans (and interest thereon to the extent permitted by law) will bear additional interest at a fluctuating rate equal to three percent (3.0%) per annum higher than the interest rate stated in Sections 2.1.1 until the Event of Default has been cured; provided, however, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.

3.   CONDITIONS PRECEDENT.

3.1 EXTENSION OF CREDIT. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB's receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

     3.1.1 All Loan Documents required by CNB, including but not limited to such documents necessary to perfect CNB's first priority security interest in the Collateral, and evidence of such perfection;

     3.1.2 Where Borrower or any party signing a Loan Document is a business entity, such authorization documents as CNB may require, in form and substance satisfactory to CNB.

3.2 CONDITIONS TO EACH EXTENSION OF ALL LOANS. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB's satisfaction:

     3.2.1 If a Commerical Letter of Credit is to be issued, CNB will have received an Irrevocable Letter of Credit Application and Security Agreement, duly executed and delivered by Borrower, in the form customarily used by CNB;

     3.2.2 If a Standby Letter of Credit is to be issued, CNB will have received an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement, duly executed and delivered by Borrower, in the form customarily used by CNB;

     3.2.3 The representations and warranties of Borrower set forth in Section 4 of this Agreement and in all other Loan

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Documents will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

     3.2.4 There will be no Event of Default or Potential Event of Default under this Agreement or any of the Loan Documents; and

     3.2.5 All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request) that:

4.1 CORPORATE EXISTENCE, POWER AND AUTHORIZATION. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower's powers and have been duly authorized by the Board of Directors of Borrower and do not require any consent or approval of the stockholders of Borrower.

4.2 BINDING AGREEMENT. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

4.3 ANCILLARY DOCUMENTS. To the extent that any security agreement, subordination agreement or Guaranty is required to be executed by a Subsidiary or Affiliate, the representations and warranties set forth in Sections 4.1 and
4.2 are also true and correct with respect to any such Subsidiary or Affiliate and such document.

4.4 OTHER AGREEMENTS. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board or the Articles of Incorporation or By-laws of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB.

4.5 LITIGATION. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Subsidiary, any Guarantor or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower, any Subsidiary or any Guarantor.

4.6 FINANCIAL CONDITION. Borrower's most recent financial statements, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower and the Subsidiaries, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary since the date of such financial statements. Neither Borrower nor any Subsidiary has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

4.7 NO VIOLATIONS. Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject.

4.8 USE OF PROCEEDS. Borrower will use the proceeds of the Revolving Credit Loans solely for business purposes.

4.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). No Reportable Event (as defined in ERISA and the regulations issued thereunder other than a "Reportable Event" not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation ("PBGC") under such regulations) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

4.10 CONSENTS. No consent, license, permit, or authorization of, exemption by, notice to, report to, or registration, filing or

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declaration with, any governmental authority or agency is required in connection with the execution and performance by Borrower of the Loan Documents or the transactions contemplated hereunder.

4.11 REGULATION U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

4.12  ENVIRONMENTAL MATTERS.

     4.12.1 The operations of Borrower and each Subsidiary comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances, and fully comply with all terms of all required permits and licenses;

     4.12.2 Borrower and each Subsidiary have received no notices of any threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance;

     4.12.3 Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to liability or contingent liability and neither Borrower nor any Subsidiary is presently liable or contingently liable for any removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.

     4.12.4 Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section 4.12 and Section 8.8 includes CNB's parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys and assigns) harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys' fees, which attorneys may be employees of CNB, or may be outside counsel) costs, settlements, judgments or recoveries (collectively, "Claims") directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous substance on, under or about Borrower's property or operations or property leased to or used by Borrower. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any Federal, state, or local law. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

5. AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

5.1 BOOKS AND RECORDS. Borrower will maintain, in accordance with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. Borrower will not change the accounting method used to determine Borrower's Inventory cost without notification to CNB. CNB may, at any reasonable time, inspect, audit, and make extracts from, or copies of, all books, records and other data, inspect any of Borrower's properties and confirm balances due on Accounts by direct inquiry to Account Debtors (defined as those Persons obligated on the Accounts). Borrower will furnish CNB with all information regarding the business or finances of Borrower promptly upon CNB's request.

5.2  FINANCIAL STATEMENTS.  Borrower will furnish to CNB on a continuing basis:

     5.2.1 Within forty-five (45) days after the end of each quarterly accounting period of each fiscal year excluding the fiscal quarter ending October 31st, a financial statement for Borrower and the Subsidiaries consisting of not less than a balance sheet, and income statement, with notes thereto, prepared in accordance with GAAP, which financial statement may be internally prepared;

     5.2.2 Within one hundred twenty (120) days after the end of each fiscal year, a copy of the annual financial statements for such year for Borrower and the Subsidiaries including therein a balance sheet, income statement, reconciliation of net worth

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and statement of cash flows, with notes thereto, audited by an independent certified public accountant acceptable to CNB, and certified by such accountant to have been prepared in accordance with GAAP:

    5.2.3 Such additional information, reports and/or statements as CNB may, from time to time, reasonably request.

5.3 TAXES AND PREMIUMS. Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto.

    5.4   INSURANCE

    5.4.1 Borrower will, and will cause each Subsidiary to, provide and maintain the insurance required under the Loan Documents;

    5.4.2 In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability, property damage, business interruption and extra expense and worker's compensation, such insurance to be carried with companies and in amounts satisfactory to CNB, and will deliver to CNB from time to time, upon CNB's request, schedules setting forth all insurance then in effect; and

    5.4.3 If Borrower fails to provide, maintain, or furnish to CNB the policies required by this Section, CNB may immediately procure such insurance or other insurance necessary to protect CNB's interest, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest, at the highest rate provided for any of the Loans exclusive of LIBOR Loans extended under Section 2 above, from the date of expenditure, and if not paid within ten
(10) days of CNB's demand therefor (and without constituting a waiver of an Event of Default), at a rate five percent (5%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

5.5 NOTICE. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which Inventory or Equipment is or will be kept, and any change to Borrower's name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened against Borrower, any Subsidiary or any Guarantor where the amount or amounts in controversy exceed $1,000,000.00; (d) any unpaid taxes of Borrower, any Subsidiary or any Guarantor, which are more than fifteen (15) days delinquent; and (e) any other matter that might materially or adversely affect Borrower's, any Subsidiary's or any Guarantor's financial condition, property or business.

5.6 FAIR LABOR STANDARDS ACT. Borrower will, and will cause each subsidiary to, comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code (S) 01 et seq.).

5.7 CORPORATE EXISTENCE. Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

5.8 COMPLIANCE WITH LAW. Borrower will, and will cause each subsidiary to, comply with the requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party,

5.9 FINANCIAL TESTS. Borrower will maintain:

    5.9.1 Tangible Net Worth plus Subordinated Debt of not less than $15,500,000.00 as of October 31, 1997 and $16,500,000.00 as of October 31, 1998
and at all times thereafter.

    5.9.2 A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 0.75 to 1 at all times;

    5.9.3 A ratio of Quick Assets to Current Liabilities of not less than 3.0 to 1 at all times; and

    5.9.4 Net income after taxes per fiscal year of greater than zero at all times.

6. NEGATIVE CONVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB's prior written consent:

6.1 BORROWING. Create, incur, assume or permit to exist any Debt, except Debt to CNB, the Subordinated Debt, purchase money and trade Debt incurred in the ordinary course of business.

6.2 SALE OF ASSETS. Sell, lease or otherwise dispose of any of Borrower's or any Subsidiary's assets, other than in the ordinary course of business.

6.3 LOANS. Make loans or advances to any Person without prior approval from CNB except credit extended to employees or to customers in the ordinary course of its business.

6.4 CONTINGENT LIABILITIES. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person including Borrower, a Subsidiary, or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.

6.5 INVESTMENTS. Purchase or acquire the obligations or stock of, or any other interest in, any partnership, joint venture or corporation, except (a) direct obligations of the United States of America and its Agencies (b) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00) (c) direct obligations of corporations whose obligations are rated by Standard & Poor's as A or better or by Moody's Investor Services as A2P2 or better; and (d) direct obligations of municipalities rated by Standard & Poor's as BBB or better.

6.6 MORTGAGES, LIENS, ETC. Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except CNB.

6.7 INVOLUNTARY LIENS. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

6.8  SALE AND LEASEBACK.  Enter into any sale-leaseback transaction.

6.9 MERGERS AND ACQUISITIONS. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, except a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower.

6.10 EVENT OF DEFAULT. Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

7.    EVENTS OF DEFAULT.

7.1 EVENTS OF DEFAULT. The occurrence of any of the following will constitute an Event of Default:

      7.1.1 Borrower fails to pay when due any installment of principal or interest or any other amount payable under the Loan Documents;

      7.1.2 Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;

      7.1.3 The entry of an order for relief or the filing of an involuntary petition with respect to Borrower, any Subsidiary or any Guarantor under the UNITED STATES BANKRUPTCY CODE, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower, any Subsidiary or any Guarantor, or Borrower, any Subsidiary or any Guarantor makes a general assignment for the benefit of creditors;

      7.1.4 Any financial statement, representation or warranty made or furnished by Borrower, any Subsidiary or any Guarantor in connection with the Loan Documents provides to be in any material respect incorrect:

      7.1.5 CNB's security interest in or lien on any portion of any Collateral becomes impaired or otherwise unenforceable;

      7.1.6 Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

      7.1.7 Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit or approval which is necessary to the operation of its business;

      7.1.8 All or substantially all of the property of Borrower, any Guarantor or any Subsidiary is condemned, seized or otherwise appropriated;

      7.1.9 The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a),
(b) or (c) results in a significant monetary liability to Borrower;

      7.1.10 The Termination Date is not extended.

7.2 NOTICE OF DEFAULT AND CURE OF POTENTIAL EVENTS OF DEFAULT. Except with respect to the Events of Default specified in Sections 7.1.1, 7.1.3, or 7.1.5 above, and subject to the provisions of Section 7.4, CNB will give Borrower at least ten (10) days' written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.

7.3 CNB'S REMEDIES. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral.

7.4 ADDITIONAL REMEDIES. Nothwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default or Potential Event of Default has occurred under this Agreement.

8.    MISCELLANEOUS.

8.1 REIMBURSEMENT OF COSTS AND EXPENSES. Borrower will reimburse CNB for all costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys' fees and expenses expended or incurred by CNB (or allocable to CNB's in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding. All amounts due under this Section 8.1 will bear interest at the highest rate provided for any of the Loans exclusive of LIBOR Loans extended under Section 2 above, from the date of expenditure (or allocation), and if not paid within ten (10) days of CNB's demand therefor (and without constituting a waiver of an Event of Default), at a rate five percent (5%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

8.2  DISPUTE RESOLUTION.

     8.2.1 MANDATORY ARBITRATION. At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (1) this Agreement, and/or any renewals, extensions, or amendments thereto; (2) any of the Loan Documents; (3) any violation of this Agreement of the Loan Documents; (4) all past, present and future loans; (5) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (6) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association ("AAA") in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure
Section 1280 et. seq.) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

     8.2.2 REAL PROPERTY COLLATERAL. Notwithstanding the provisions of subsection 8.2.1, no controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in subsection 8.2.3.

     8.2.3 JUDICIAL REFERENCE. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in subsections 8.2.1 and 8.2.2 will be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et. seq.  If such an
                                                     --  ---
election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     8.2.4 PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE. No provision of this Agreement will limit the right of any party to: (1) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (2) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (3) exercise self help remedies such as setoff, or (4) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

     8.2.5 POWERS AND QUALIFICATIONS OF ARBITRATORS. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

     8.2.6 DISCOVERY. The provisions of California Code of Civil Procedure
Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

     8.2.7 MISCELLANEOUS. The arbitrator(s) will determine which is the prevailing party and will include in the award that party's reasonable attorneys' fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

8.3 CUMULATIVE RIGHTS AND NO WAIVER. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.

8.4  APPLICABLE LAW. This Agreement will be governed by California law.

8.5 LIEN AND RIGHT OF SETOFF. Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against CNB at any time existing. Upon the occurrence of any Event of Default, CNB is authorized at any time and from time to time, without notice to Borrower or any other Person, to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

8.6 NOTICES. Any notice required under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, to the address listed at the end of this Agreement or such other address which a party may provide to the other.

8.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

8.8 INDEMNIFICATION. Borrower will, at all times, defend and indemnify and hold CNB harmless from and against any and all Claims (as that term is defined in Section 4.12.4) arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein;
(b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder, and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys' fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB's in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

8.9 ASSIGNMENTS. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB's successors and assigns and Borrower's successors and assigns; provided, however, that Borrower may not assign or transfer its rights or Obligations under this Agreement without the prior written consent of CNB.

8.10 ACCOUNTING TERMS. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

8.11 SEVERABILITY. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

8.12 COMPLETE AGREEMENT. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. This Agreement may be amended only in a writing signed by Borrower and CNB.

8.13 JOINT AND SEVERAL. Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.

      This Agreement is executed as of the date stated at the top of the first page.

"Borrower"                            Signature Eyewear, Inc.
                                      498 North Oak Street
                                      Inglewood, California 90302
                                      Attention:  Mr. Michael Prince, CFO
                                      Telephone Number: (310) 330-2700


                                      By:  /s/ Michael Prince
                                         -------------------------------------
                                         Michael Prince, Chief Financial Officer


"CNB"                                 City National Bank
                                      13191 Crossroad Parkway North, Suite 107
                                      City of Industry, California 91746
                                      Attention:  Manager
                                      Telephone Number: (562) 463-2024


                                      By:  /s/ Kenneth E. Barton
                                         -------------------------------------
                                         Kenneth E. Barton, Vice President



with a copy of all Notices to:        City National Bank, Legal Department
                                      400 North Roxbury Drive, 5th Floor
                                      Beverly Hills, California 90210-5021
                                      Attention:  General Counsel

                                                                       EXHIBIT A


                             REVOLVING CREDIT NOTE
                       (FOR PRIME AND/OR LIBOR OPTIONS)


                                                    496077 #24593
$5,000,000.00                                       City of Industry, California
                                                                October 27, 1997


For Value Received, the undersigned, SIGNATURE EYEWEAR, INC., a California corporation ("Borrower"), promises to pay on the Termination Date to the order of CITY NATIONAL BANK, a national banking association ("CNB"), at its Office located at 13191 Crossroads Parkway North, City of Industry, California 91746, the principal amount of FIVE MILLION DOLLARS ($5,000,000.00) or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each Revolving Credit Loan from the date of its disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms of that certain Credit Agreement between Borrower and CNB, dated as of October 27, 1997, as may be amended from time to time (the "Credit Agreement"). Capitalized terms not defined herein shall have the meanings given them in that certain Credit Agreement.

        All or any portion of the principal of this Revolving Credit Note ("Note") may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no default exists under this Note and no Event of Default or Potential Event of Default exists under the terms and conditions of the Credit Agreement and provided, further that the total borrowings outstanding at any one time shall not exceed the Revolving Credit Commitment less the amount of Letters of Credit issued and outstanding under the Credit Agreement. Each borrowing and repayment of a Revolving Credit Loan shall be noted in the books and records of CNB. The excess of borrowings over repayments as noted on such books and records shall constitute presumptive evidence of the principal balance due hereon from time to time and at any time.

        If payment on this Note becomes due and payable on a non-business day, the maturity thereof shall be extended to the next business day and, with respect to payments of principal or interest thereon shall be payable during such extension at the then applicable rate. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note may become or be declared to be immediately payable as provided in the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived. Borrower agrees to pay all costs of collection of this Note and reasonable attorneys' fees (including attorneys' fees allocable to CNB's in-house counsel) in connection therewith, irrespective of whether suit is brought thereon.

        This is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof.

        Upon CNB's written notice to Borrower of the occurrence of an Event of Default, the outstanding principal balance (and interest, to the extent permitted by law) shall bear additional

                                                                       EXHIBIT A

interest from the date of such notice at the rate of Five Percent (5.0%) per annum higher than the interest rate as determined and computed above, provided, however, for the purposes hereof, a LIBOR Loan shall be treated as a Prime Loan upon the termination of the Interest Period, and continuing thereafter until the Event of Default is cured.

        This Note shall be governed by the laws of the State of California. If this Note is executed by more than one Borrower, all obligations are joint and several.

                                        "BORROWER"


                                        SIGNATURE EYEWEAR, INC., a
                                        California corporation



                                        By:
                                            -----------------------
                                            Michael Prince, CFO

                                                                       EXHIBIT B

                    NOTICE OF BORROWING/INTEREST SELECTION

     This Notice of Borrowing/Interest Selection ("Notice") is executed and delivered by Signature Eyewear, Inc. ("Borrower") to City National Bank, a national banking association ("CNB"), pursuant to that Credit Agreement entered into by Borrower and CNB as of October 27, 1997 ("Agreement"). Terms not defined herein will have the meanings as defined in the Agreement.

1. REQUEST FOR A REVOLVING CREDIT LOAN. Borrower requests a Revolving Credit Loan as follows:

     1.1  Interest Selection-State "LIBOR" OR "Prime": ___________

     1.2 Principal Amount of Loan: $ ___________[if LIBOR Loan, minimum advances of $ ________________, increments of $ ______________]

     1.3  LIBOR Loan-Effective Date of Interest Period: _____________, 199_

     1.4 LIBOR Loan-Interest Period: _______ days/month(s) [1, 3, 6, 9 or 12 months only]

2. CONVERSION TO LIBOR LOAN. Borrower requests conversion of an outstanding Prime Loan to a Libor Loan.

     2.1  Effective Date of Conversion: _________________, 19__

     2.2 Principal Amount of Conversion: $ _______________[if LIBOR Loan, minimum advances of $ ____________, increments of $ ___________]

     2.3 Interest Period: _________ days/month(s) [1, 3, 6, 9 or 12 months only]

3. RENEWAL OF LIBOR LOAN. Borrower requests renewal of an outstanding LIBOR Loan as follows:

     3.1 Principal Amount of Renewal of LIBOR Loan: $ ___________[if LIBOR Loan, minimum advances of $ ________, increments of $ ___________] (Amount of LIBOR Loan not renewed as a LIBOR Loan will be a Prime Loan)

     3.2  Date of Renewal: ___________, 19__ [last date of current Interest
Period]

     3.3  Interest Period: ____________ month(s) [1, 3, 6, or 12 months only]

4. CONVERSION TO PRIME LOAN. A LIBOR Loan will automatically convert to Prime Loan at the end of an Interest Period if CNB fails to timely receive a Notice for an outstanding LIBOR Loan.

5. WARRANTY. In connection with the action requested herein, Borrower hereby represents and warrants to CNB that, as of the date of such request, no Event of Default has occurred and is continuing.

     This Notice is executed on ______________, 19___, by an authorized officer of Borrower, on behalf of Borrower.

"Borrower"                   Signature Eyewear, Inc. a California corporation

                             By: _____________________